UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2022

Lucira Health, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39976	27-2491037
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1412 62nd Street Emeryville, California	94608
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (510) 350-8071

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LHDX	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

On December 21, 2022, Lucira Health, Inc. (the “Company”) repaid in its entirety and voluntarily terminated its loan and security agreement, dated February 4, 2022 (as amended, the “Loan Agreement”), by and among the Company, Hercules Capital, Inc. (“Hercules”), in its capacity as administrative agent and collateral agent (in such capacity, the “Agent”), and Hercules and Silicon Valley Bank as lenders, which had provided for term loans in an aggregate principal amount of up to $80.0 million available in four tranches (the “Term Loans”).

The Loan Agreement was scheduled to mature on February 1, 2026; however, the Company elected to repay all amounts outstanding under the Loan Agreement using cash on hand. The Company paid an end of term charge of $1.075 million in connection with the termination of the Loan Agreement. As collateral for the obligations, the Company granted to the Agent a senior security interest in all of Company’s right, title, and interest in, to and under substantially all of Company’s personal property and other assets, excluding certain intellectual property assets, and, upon the termination of the Loan Agreement, all security interests granted to the secured parties thereunder were terminated and released.

The Term Loans bore interest at a per annum rate equal to the greater of (i) (a) 5.50% plus (b) the prime rate (as reported in the Wall Street Journal) and (ii) 8.75%. The Loan Agreement contained customary events of default, representations and warranties and covenants, including financial covenants requiring the Company to maintain certain minimum cash and revenue levels upon the occurrence of specified events as more fully set forth in the Loan Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lucira Health, Inc.

Date: December 28, 2022	By:	/s/ Richard Narido
Richard Narido Interim Chief Financial Officer